The Coca-Cola Company
COCA-COLA PLAZA
ATLANTA, GA

October 19, 2015 ADDRESS REPLY TO
P.O. BOX 1734
ATLANTA, GA 30301
404-676-2121
Nik Jhangiani
Chief Financial Officer
Coca‑Cola Enterprises, Inc.
2500 Windy Ridge Parkway
Atlanta, Georgia 30339

Re:    Incidence Pricing Understanding

Dear Nik,

This letter confirms our plans to enter into a commercial understanding (the “Understanding ”) relating to incidence pricing of certain concentrate Brands listed in the attached Schedule with Coca-Cola Enterprises, Inc. and its subsidiary companies (hereinafter collectively or severally referred to as the “Bottler”), starting on January 1, 2016 for the Term defined below.

Recital

The Coca-Cola Company and the Bottler recognize that there is an opportunity to evolve their working relationship to better position themselves to win in the marketplace and to create value for both parties. This Understanding is a key enabler for accomplishing this objective.

This Understanding is designed on the founding principles of fairness, simplicity, effectiveness, and winning in the marketplace. The key element of the Understanding is a same-year incidence model which maximises Bottler revenue realization on a country by country level and alignment at the market level.

References in this Understanding to the “Bottler’s Agreements” shall mean the Bottler’s Agreements entered into on October 2, 2010 between: 1) The Coca-Cola Company and The Coca-Cola Export Corporation (hereinafter collectively or severally referred to as the “Company”) and the Bottler entities, and 2) Schweppes Holdings Limited and Coca‑Cola Enterprises Limited. The Bottler’s Agreements provide the Bottler with authorization to prepare, package, distribute and sell certain Company branded beverages as defined in those Bottler’s Agreements for France, Monaco, Great Britain, Isle of Man, Channel Islands, Belgium, The Netherlands, Luxembourg, Norway and Sweden (the “Territories”).

The Parties agree as follows:

1.
The provisions of this Understanding apply only to concentrate that the Bottler purchases from the Company’s Authorized Suppliers (as defined in the Bottler’s Agreements) for preparing and packaging the non-alcoholic ready to drink beverages under the “Brands” listed in the attached Schedule. The ready to drink branded beverages will be distributed and sold by the Bottler as finished goods to the Bottler’s customers, who resell the finished goods directly or indirectly to consumers or retailers and who are located in the Territories, as permitted in the respective Bottler’s Agreements (“Covered Sales”).

2.
Nothing in this Understanding shall limit or hinder the Bottler’s ability to determine and agree the prices it charges its customers for the finished goods, subject to the terms of the Bottler’s Agreements.

3.
This Understanding shall commence on January 1, 2016 and shall be tied to the term of the Bottler’s Agreements, which expire on October 2, 2020 (subject to earlier termination for any reason and potential extension under the provisions of the Bottler’s Agreements), except that in the event that the Bottler’s Agreements are terminated as a result of (i) the closing of the merger transaction involving certain European subsidiaries of the Company, Coca-Cola Iberian Partners and the Bottler, (ii) the commencement of operations of Coca-Cola European Partners (“CCEP”) and (iii) new bottler’s agreements between the Company and CCEP coming into force, this Understanding shall continue until the commencement of a new incidence pricing agreement between the Company and CCEP (the “Term”).

4.
For the purposes of this Understanding, in the event that the Bottler’s Agreements are superseded by new bottler’s agreements between the Company and CCEP during the Term, the references to Bottler’s Agreements and the Bottler in this Understanding (save for Paragraph 3 above) shall refer to the new CCEP bottler’s agreements and new CCEP entities, insofar as they relate to the Territories only.

5.	Both parties agree that the methodology for determining concentrate pricing for the preparation and packaging of the beverages under the Brands shall be governed by this Understanding during the Term.

6.
During the Term, the Authorized Suppliers of the Company will invoice the Bottler for concentrate at standard billing prices to be communicated annually by the Company to the Bottler. The standard billing prices will be based upon the Bottler’s forecasted Net Sales Revenue on Covered Sales for the upcoming year.

7.
At each month end, the Company shall convert concentrate billing revenue (the revenue recorded during the month per the standard billing rates) to concentrate incidence revenue (the revenue calculated by multiplying the incidence rates by the Bottler’s actual Net Sales Revenue on sales out of Covered Sales for the current month). Any difference between the recorded concentrate billing revenue and the calculated concentrate incidence revenue will be recorded by both parties in the current period.

8.	The incidence rates have been set by the Company and agreed with the Bottler at the commencement of this Understanding without a transfer of value between the parties.

9.
It is the intention of both parties to hold fixed and maintain these incidence rates in order to minimize complexity and allow for stability, consistent understanding and education. However, in recognition of marketplace uncertainties, both parties understand that the incidence rates may need to be revised, on a prospective basis, during the term of this Understanding.

10.	The parties will meet on a timely basis to jointly develop a mutually agreeable reporting and review process.

11.	Program Funding

a.
The $45m Global Marketing Fund (“GMF”), applicable under the previous Incidence Pricing Agreement between the parties dated October 2, 2010, will be terminated by mutual consent with effect from December 31, 2015.

b.	With effect from January 1, 2016, the following funding will apply:

(i)	$20M folded into incidence rates (GB pricing); and

(ii)	$25M as funds to be paid to the Bottler under programs determined annually and periodically reassessed as the programs progress.

c.
The Company and the Bottler are committed to executing commercial strategies focused on capturing growth opportunities, in particular through increasing penetration, and the above funds will provide support towards such identified strategies.

d.	The funds referenced in 11.b.(ii) will be payable twice yearly in equal instalments of $12.5M each, with the first payment on February 15 and the second payment on September 15 each year.

e.	The Company and the Bottler agree to include the $25M funds in their respective annual business plans.

12.
This Understanding is acknowledged to be confidential and the contents are not to be shared with any third party without the express written consent of the Company or the Bottler (as appropriate), except that either party may make any public disclosure that it believes to be required by applicable law or by any listing or trading agreement concerning its public securities, in which case the party making the disclosure will advise the other party of the disclosure.

13.
Nothing in this Understanding shall be deemed to modify, change or amend the interpretation of the Bottler’s Agreements or the parties’ respective rights and obligations thereunder either during the Term or following termination or expiration of this Understanding. The Company and the Bottler expressly reserve and do not waive any rights under applicable Bottler’s Agreements or any other contract or agreement nor should this Understanding act to encumber or supersede the relevant Bottler’s Agreements.

If this document accurately sets forth our understanding, please sign below and return one copy to me for our files.

Sincerely,
THE COCA‑COLA COMPANY By: /s/ Kathy N. Waller Authorized Representative Name: Kathy N. Waller Title: Executive Vice President and Chief Financial Officer	SCHWEPPES HOLDINGS LIMITED By: /s/ Miriam Doyle Authorized Representative Name: Miriam Doyle Title: Director

Agreed to and accepted as of the date first above written: COCA‑COLA ENTERPRISES, INC. By: /s/ Nik Jhangiani Authorized Representative Name: Nik Jhangiani Title: Chief Financial Officer

SCHEDULE - BRANDS